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                                                                   Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 ENAMELON, INC.


                  Adopted in accordance with the provisions of
                   Section 242 of the General Corporation Law
                            of the State of Delaware


                  I, Steven R. Fox, Chairman of the Board of Directors, of Enamelon, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), do hereby certify as follows:


                  FIRST: The Corporation's Certificate of Incorporation was filed in the Office of the Secretary of State of the State of Delaware on June 9, 1992.


                  SECOND: Article FOURTH of the Corporation's Certificate of Incorporation is hereby amended to read in part as follows:


         FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 35,000,000 shares, divided into two classes of which 5,000,000 shares shall be designated Preferred Stock, $.01 par value, and 30,000,000 shares shall be designated Common Stock, $.001 par value.

         The designations and the powers, preferences and rights of the shares of Preferred Stock and the shares of Common Stock, and the qualifications, limitations or restrictions thereof remain in full force and effect as contained in Article FOURTH to the Corporation's Certificate of Incorporation, as amended.


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                        CERTIFICATE OF AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                               OF ENAMELON, INC.
                                  (continued)

                  THIRD: The Corporation's Certificate of Incorporation is hereby amended to add the following Articles SEVENTH and EIGHTH:

         SEVENTH: The Directors shall be classified with respect to the time for which they shall severally hold office into two Classes as nearly equal in number as possible. The Class I Directors shall be elected to hold office for an initial term expiring at the 2000 Annual Meeting of Stockholders, and the Class II Directors shall be elected to hold office for an initial term expiring at the 1999 Annual Meeting of Stockholders, with the members of each Class of Directors to hold office until their respective successors have been duly elected and qualified. Thereafter, at each Annual Meeting of Stockholders, the successors to the Class of Directors whose term expires at that Meeting shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the second year following the year of the election and until their respective successors have been duly elected and qualified. At each Annual Meeting of Stockholders at which a quorum is present, the persons receiving a plurality of the votes cast shall be Directors. No Director or Class of Directors may be removed from office by a vote of the Stockholders at any time except for cause.


         EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter and repeal the By-Laws of the Corporation.


                  FOURTH: This amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


                  Signed on August 13, 1998


                                        ----------------------------------
                                        Dr. Steven R. Fox
                                        Chairman of the Board of Directors


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